                                                               Exhibit 15



May 13, 1996
The Stockholders and Board of Directors
First Data Corporation


We are aware of the incorporation by reference in the Registration Statements (Forms S-8 No. 33-47234, No. 33-48578, No. 33-82826, No. 33-87338, No. 33-90992,
No. 33-62921, No. 33-98724 and No. 33-99882 and Form S-3 No. 33-66656) of First
Data Corporation of our report dated May 10, 1996 relating to the unaudited consolidated interim financial statements of First Data Corporation which are included in its Form 10-Q for the quarter ended March 31, 1996.

Pursuant to Rule 436(c) of the Securities Act of 1933 our report is not a part of the registration statements prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.



                                    \s\ Ernst & Young LLP
                                    ------------------------------
                                    Ernst & Young LLP